Exhibit 99.1

FOR IMMEDIATE RELEASE

October 17, 2006

A. O. Smith announces third quarter earnings of $.55 per share

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced third quarter net earnings of $17.0 million or $.55 per share on sales of $564.0 million. Third quarter 2006 earnings represented a more than 70 percent increase over the $9.7 million, or $.32 per share reported in the same period last year.

Sales for the quarter ended Sept. 30 were $564.0 million, including sales of $118.0 million from the American Water Heater and GSW businesses acquired in April 2006, compared with $408.4 million in the third quarter of 2005.

For the first nine months of 2006, A. O. Smith reported net earnings of $57.6 million or $1.86 per share compared with net earnings of $30.5 million or $1.01 per share during the same period last year. Sales for the first nine months were $1.62 billion compared with $1.26 billion in 2005.

“We are pleased with our third quarter performance,” Paul W. Jones, chairman and chief executive officer, said. “Strong sales in our North American water heater business, as well as continued strength in our Chinese water heater operation more than offset lower sales volume in our Electrical Products business.”

Water Products

Sales in the Water Products business increased to $344.2 million compared with $199.0 million for the same period in 2005. Third quarter results included sales of $118.0 million from the American and GSW operations acquired in April of 2006. A. O. Smith’s legacy Water Products business reported a 14 percent increase in third quarter sales compared with last year as both its residential and commercial businesses recorded double-digit gains. In addition, sales increased 48 percent in China.

The company believes residential sales in the Water Products’ business were higher than normal as customers purchased product ahead of a September price increase implemented to offset higher costs for steel and freight. As a result, the company expects residential sales to slow for the balance of the year.

Operating earnings in the third quarter increased to $29.2 million over the prior year’s third quarter earnings of $14.5 million. The higher operating earnings resulted from the stronger unit volumes and the addition of the American and GSW businesses.

Electrical Products

Third quarter sales in the company’s motor business of $220.7 million were five percent higher than in the third quarter of last year. The higher sales reflect the fourth quarter 2005 acquisition of the Yueyang Zhongmin commercial motor operation in China as well as increased pricing implemented to offset higher costs for raw materials, primarily the substantial year-over-year increase in the cost of copper. Excluding the sales from the Yueyang acquisition and the improved pricing, sales volumes were lower than in the third quarter of 2005.

Operating earnings decreased to $8.7 million from $11.6 million as a result of the lower unit volumes.

During the third quarter the company also announced that it will close its McMinnville, Tenn., motor fabrication plant by the end of the year and outsource or relocate production to existing operations in North America.

Outlook

“We expect continued strength in both our North American commercial and Chinese water heater businesses,” Jones observed.

“We are also pleased with the progress we are making with the integration of GSW and are enthused about the prospects for the combined business. However, because of near-term weakness in residential markets and continued pressure from raw material costs in both businesses, we are narrowing our 2006 forecast of earnings to between $2.30 and $2.40 per share.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with integrating acquired businesses and attaining projected synergies; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements - dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2006	2005	2006	2005
Net sales	$564.0	$408.4	$1,617.7	$1,255.2
Cost of products sold	448.6	327.4	1,276.8	1,002.0

Gross profit	115.4	81.0	340.9	253.2

Selling, general and administrative	82.8	59.7	237.2	182.5
Restructuring and other charges	2.8	3.0	6.1	12.5
Interest expense	7.3	3.2	17.8	10.0
Other expense	0.4	0.7	—	1.5

	22.1	14.4	79.8	46.7
Tax provision	5.5	4.7	22.8	16.2

Earnings from continuing operations	16.6	9.7	57.0	30.5
Discontinued operations after tax	0.4	—	0.6	—

Net Earnings	$17.0	$9.7	$57.6	$30.5

Diluted Earnings Per Common Share of Stock
Continuing Operations	0.54	0.32	1.84	1.01
Discontinued Operations *	0.01	—	0.02	—

Net	$0.55	$0.32	$1.86	$1.01

Average Common Shares Outstanding (000’s omitted)	31,034	30,295	31,007	30,145

*	GSW Building Products held for sale

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30 2006	December 31 2005
ASSETS:
Cash and cash equivalents	$32.4	$24.0
Receivables	411.0	278.8
Inventories	299.6	225.4
Deferred income taxes	6.9	9.9
Other current assets	62.7	37.9
Current assets held for sale *	18.8	—

Total Current Assets	831.4	576.0

Net property, plant and equipment	415.9	356.9
Goodwill and other intangibles	572.4	323.5
Deferred income taxes	11.0	3.4
Other assets	65.3	32.9

Total Assets	$1,896.0	$1,292.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$302.5	$205.1
Accrued payroll and benefits	41.2	33.5
Product warranty	32.0	17.3
Long-term debt due within one year	6.9	6.9
Other current liabilities	61.9	44.8
Current liabilities held for sale *	3.8	—

Total Current Liabilities	448.3	307.6

Long-term debt	492.1	162.4
Other liabilities	164.2	99.4
Pension liability	123.3	110.4
Stockholders’ equity	668.1	612.9

Total Liabilities and Stockholders’ Equity	$1,896.0	$1,292.7

*	GSW Building Products held for sale

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2006	2005
Continuing
Operating Activities
Earnings from continuing operations	$57.0	$30.5

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	44.3	38.9
Net change in current assets and liabilities	(41.0)	59.5
Net change in noncurrent assets and liabilities	1.5	5.7
Other	1.9	3.3

Cash Provided by Operating Activities	63.7	137.9

Investing Activities
Acquisition of businesses	(342.3)	—
Capital expenditures	(41.1)	(31.1)
Proceeds from sale of investments	53.3	—
Purchase of investments	(41.0)	—

Cash Used in Investing Activities	(371.1)	(31.1)

Financing Activities
Long-term debt incurred	328.1	—
Long-term debt retired	(4.4)	(72.8)
Other stock transactions	7.3	7.7
Dividends paid	(14.9)	(14.2)

Cash Provided by (Used in) Financing Activities	316.1	(79.3)

Discontinued
Cash Used by Operating Activities	(0.3)	—

Net increase in cash and cash equivalents	8.4	27.5
Cash and cash equivalents - beginning of period	24.0	25.1

Cash and Cash Equivalents - End of Period	$32.4	$52.6

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2006	2005	2006	2005
Net sales
Water Products	$344.2	$199.0	$918.4	$605.5
Electrical Products	220.7	211.0	704.0	652.5
Inter-Segment Sales	(0.9)	(1.6)	(4.7)	(2.8)

	$564.0	$408.4	$1,617.7	$1,255.2

Operating earnings
Water Products	$29.2	$14.5	$88.3	$54.1
Electrical Products (1)	8.7	11.6	38.8	30.1
Inter-Segment earnings	—	—	(0.1)	—

	37.9	26.1	127.0	84.2

Corporate expenses (2)	(8.5)	(8.5)	(29.4)	(27.5)
Interest expense	(7.3)	(3.2)	(17.8)	(10.0)

Earnings before income taxes	22.1	14.4	79.8	46.7

Tax provision	5.5	4.7	22.8	16.2

Earnings from continuing operations	$16.6	$9.7	$57.0	$30.5

(1) includes pretax restructuring and other charges of:	$2.8	$3.0	$5.8	$11.3
(2) includes pretax restructuring and other charges of:	$—	$—	$0.3	$1.2